Exhibit 99.1

A.  H. Belo Corporation Appoints New Leadership

Grant S. Moise Promoted to Publisher and President of The Dallas Morning News; Jim Moroney Remains Chairman of the Board, President and Chief Executive Officer of A. H. Belo Corporation

DALLAS--Mar. 1, 2018-- A. H. Belo Corporation (NYSE: AHC) announced today the promotion of Grant S. Moise as Executive Vice President, Publisher and President of The Dallas Morning News. He will continue to report to Jim Moroney, who will continue to serve as Chairman of the Board, President and Chief Executive Officer of A. H. Belo Corporation.

In February of 2017, Moise was named Executive Vice President of A. H. Belo and General Manager of The Dallas Morning News. Over the last year, Moise has been instrumental in leading the growth of digital subscriptions and optimizing the organizational design of the company into a customer-centric model.

“Grant is a proven leader in our industry – one that has changed dramatically over the last two decades,” said Moroney. “His contributions to The Dallas Morning News, A. H. Belo and its subsidiaries have been transformational, and I am confident that as the Publisher and President of The Dallas Morning News, he will continue to grow our business and promote change as needed. I can say with confidence that there is no one better in the business for this job than Grant.”

During his tenure with A. H. Belo, Moise has managed mergers and acquisitions and overseen the integration of new companies into the company’s marketing solutions ecosystem – including The Dallas Morning News core assets, as well as six new businesses that were built or acquired during the past six years. Moise has also had responsibility for the success of products and companies such as briefing,  al día, as well as new ventures like Speakeasy and DMV Digital Holdings.

“At The Dallas Morning News, we have found new, different and innovative ways to engage with a very large, but very segmented audience,” added Moise. “While we continue to find new ways to interact with our current and potential subscribers, we will remain committed to providing them a very high level of journalistic excellence and customer service. At the same time, we have been investing in the marketing services space in order to bring ROI-based marketing solutions to our business customers. I am honored to become the Publisher and President of such a storied news organization that has such great relationships with our subscribers and marketing partners, and I look forward to leading it for years to come.”

Moise is on the boards of the Neeley School of Business MBA Advisory Board at Texas Christian University, and the Providence Christian School of Texas. He is a graduate of the William Allen White School of Journalism at the University of Kansas and has a Master of Business Administration from Texas Christian University.

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company's media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

About The Dallas Morning News

Established in 1885, The Dallas Morning News is Texas’ leading newspaper and the flagship newspaper subsidiary of A. H. Belo Corporation. It has received nine Pulitzer Prizes since 1986, as well as numerous other industry awards recognizing the quality of its investigative and feature journalism, design and photojournalism. Its portfolio of print and digital products reaches an average daily audience of more than 1.1 million people and includes online news and information sites; iPhone, Android and iPad apps; al día  (www.aldiadallas.com), the leading Spanish-language publication in North Texas; and briefing, the free, home-delivered quick- read. In addition, CrowdSource was created as an independent business division to assist event organizers and producers with its operational, marketing and promotional needs. Belo + Company (www.beloandco.com) is a digital marketing services agency that serves marketers across the United States. Belo + Company is comprised of Speakeasy, Distribion, Vertical Nerve and MarketingFX, companies that were either bought or built by A. H. Belo. Speakeasy is a content marketing and social media agency that helps brands tell their stories and manage their online reputations. Distribion, Vertical Nerve and MarketingFX specialize in local marketing automation, search engine marketing, direct mail and promotional products. Belo Media Group (www.belomediagroup.com), the marketing solutions group of The Dallas Morning News Inc., provides advertising and marketing solutions to customers of The News. For more information about the publication and its entities, visit www.dallasnews.com.

A. H. Belo Corporation

Katy Murray

SVP/CFO

invest@ahbelo.com